Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Immuneering Corporation of our report dated March 20, 2025, relating to the consolidated financial statements of Immuneering Corporation and its subsidiaries, appearing in the Annual Report on Form 10-K of Immuneering Corporation for the year ended December 31, 2024.

/s/ RSM US LLP

Boston, Massachusetts
May 5, 2025

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